Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is entered into as of the 24th day of August, 2012, by and between TREA PACIFIC PLAZA, LLC (“Landlord”), and SOMAXON PHARMACEUTICALS, INC. (“Tenant”), with respect to the premises consisting of 12,109 rentable square feet of space known as Suite 250 (the “Premises”) within the building commonly known as 10935 Vista Sorrento Parkway, San Diego, California (the “Building”), as more particularly described in the that certain Office Lease dated May 24, 2011 (the “Lease”).

1. The Term of the Lease is scheduled to expire on October 31, 2016; however, Landlord and Tenant now desire to terminate the Lease early upon the terms and conditions set forth in this Agreement. Capitalized terms which are used in this Agreement without definition have the meanings given to them in the Lease.

2. As a condition precedent to the effectiveness of this Agreement and the early termination of the Lease, Landlord shall enter into a lease of the Premises with GreatCall, Inc., a Delaware corporation (“GreatCall”), upon terms and conditions that are mutually agreeable to both Landlord and GreatCall, on or before September 1, 2012. If Landlord does not enter into a lease of the Premises with GreatCall on or before September 1, 2012, the Lease shall not terminate, Tenant shall remain as “Tenant” under the Lease, and Tenant shall be and remain liable for all of Tenant’s obligations under the Lease for the remainder of the Term.

3. Tenant shall vacate and surrender the Premises to Landlord no later than 11:59 p.m. on September 7, 2012 (the “Termination Date”), provided that GreatCall, Inc., a Delaware corporation, may enter the Premises prior to the Termination Date to perform Tenant Improvements (subject to the constraint that Tenant’s business is not unreasonably disturbed).

4. In consideration for Landlord’s agreement to terminate the Lease early, Tenant shall pay Landlord a termination fee in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Termination Fee”) upon the execution of this Agreement. The Termination Fee may be in the form of converting the existing Letter of Credit to cash and disbursing the cash to Landlord.

5. Subject to the next succeeding sentence, Tenant hereby agrees that all furniture that is currently in the Premises shall remain in the Premises. Upon the Termination Date, said furniture shall become the property of Landlord, with the exception of (a) up to nine (9) office sets and six (6) workstations, and (b) one set of conference room furniture and AV/computer set-up (which furniture and AV/computer set-up will not come from the current board room in the Premises). Tenant will also remove its phone system and server-racks when it vacates the Premises.

6. In addition to the foregoing, Tenant shall continue to comply with its existing obligations under the Lease, including timely payment of rent and all operating expenses, if any, through to the Termination Date and Tenant’s surrender of the Premises to Landlord pursuant to the terms of this Agreement.

7. Tenant hereby represents and warrants as follows: (a) it has the power and authority to enter into this Agreement and undertake the obligations and enforcement hereof, (b) it has terminated any and all prior assignments of any of its interests under the Lease and any sublease of any of the Premises, (c) it has obtained all consents of third parties required for the effectiveness of this Agreement and/or the termination of the Lease, (d) there has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant (each, a “Bankruptcy”), (e) Tenant shall not file or cause to be filed any Bankruptcy proceeding providing for Tenant as debtor within the one hundred twenty (120) days (the “Non Bankruptcy Period”) immediately following Tenant’s execution of this Agreement, and (f) if any Bankruptcy proceeding is filed against Tenant within the Non Bankruptcy Period, Tenant shall use best efforts to cause this Agreement to be confirmed by the trustee and cause any payments and obligations under this Agreement to be deemed non-preferential.

8. Landlord hereby represents and warrants as follows: (a) it has the power and authority to enter into this Agreement and undertake the obligations and enforcement hereof, (b) it has obtained all consents of third parties required for the effectiveness of this Agreement and/or the termination of the Lease, (c) there has not been filed by or against Landlord a petition in Bankruptcy, (d) Landlord shall not file or cause to be filed any Bankruptcy proceeding providing for Landlord as debtor within the Non Bankruptcy Period, and (e) if any Bankruptcy proceeding is filed against Landlord within the Non Bankruptcy Period, Landlord shall use best efforts to cause this Agreement to be confirmed by the trustee and cause any payments and obligations under this Agreement to be deemed non-preferential.

9. Landlord hereby agrees that subject to Tenant’s compliance with the terms of this Agreement, including without limitation surrender of the Premises on or before the Termination Date and timely payment of the Termination Fee, the Lease will be deemed terminated as of 11:59 p.m. Pacific Time on the Termination Date. Effective as of the Termination Date, each of Landlord and Tenant (a “Releasing Party”) does hereby release and discharge and agrees to hold the other party and each of its members, shareholders, officers, directors, agents and employees, and each of their respective predecessors, successors, assigns and the employees, shareholders, officers, directors, agents and employees (collectively, “Successors”), jointly and severally, free and harmless from any and all claims, demands, causes of action, losses, expenses, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever (collectively “Claims”), whether or not now known, suspected or claimed, which the Releasing Party (or any individual or entity acting through the Releasing Party) ever had, now has or may claim to have, against the other party or any of the other party’s Successors resulting from, arising out of or related to the Lease, this Agreement or the Premises (the “Releases”), provided that the Release shall not apply to Tenant’s obligation to: (i) timely pay rent and all operating expenses, if any, through to the Termination Date, (ii) timely and properly surrender the Premises to Landlord in accordance with the terms of the Lease, subject to paragraph 3 hereof, and (iii) pay the Termination Fee to Landlord in accordance with Section 4 above (collectively, the “Surviving Claims”).

10. Each of Tenant and Landlord acknowledges that it may hereafter discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims which are the subject of the Releases set forth in Paragraph 8 above, and each such party expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that such Releases shall be and remain effective in all respects, regardless of such additional or different facts, provided that the Release shall not apply to the Surviving Claims.

11. Each of Tenant and Landlord understands and agrees that it expressly waives and relinquishes all rights and benefits, if any, it may have under Section 1542 of the California Civil Code with respect only to the Claims which are the subject of the Releases (excepting the Surviving Claims) set forth in Paragraph 8 above. California Civil Code Section 1542 reads as follows:

“§1542 [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

/s/ T.N.	/s/ R.E.N.
Tenant’s Initials	Tenant’s Initials

12. Miscellaneous.

11.1. Time is of the essence of this Agreement. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California. Each party hereto acknowledges that (i) each party hereto is of equal bargaining strength; (ii) each such party has actively participated in the drafting, preparation, and negotiation of this Agreement; (iii) each such party has had the opportunity to consult with such party’s attorneys and advisors relative to entering into this Agreement; and (iv) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof or any amendments hereto.

11.2. This Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors and assigns.

11.3. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or other contemporaneous understandings, correspondence, negotiations, or agreements between them respecting the within subject matter. No alterations, modifications, or interpretations hereof shall be binding unless in writing and signed by all the parties hereto.

11.4. Should any litigation be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the Lease or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation, whether by out-of-court settlement or final judgment, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys’ fees incurred in such litigation and any appeals in connection therewith. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including, without limitation, actual attorneys’ fees and costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment; (ii) post-judgment motions; (iii) contempt proceedings; (iv) garnishment, levee, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

11.5. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the parties hereto and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

11.6. Each signatory of this Agreement on behalf of Tenant and Landlord represents and warrants that he or she has the authority to execute and deliver the same on behalf of the entity for which such signatory is acting. Each party hereto covenants to execute, with acknowledgment, verification, or affidavit, if required, any and all documents and writings, and to perform any and all other acts, that may be necessary or desirable to implement, accomplish, and/or consummate the terms of this Agreement.

11.7. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, then such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.8. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party. Failure on the part of either party to complain of any act or failure to act of the other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver of either party’s rights hereunder.

11.9. Each of Tenant and Landlord represents and warrants to the other party that it is not aware of any brokers or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Agreement. The party entering into an agreement to pay a commission or fee to any broker in connection with this Agreement shall be solely responsible for such commissions and fees.

11.10. This Agreement shall not become effective until the Agreement has been executed by Landlord and delivered to Tenant.

11.11. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDLORD:

TREA PACIFIC PLAZA, LLC, a Delaware limited liability company

By:	/s/ Robert E. Niendorf

Name:	Robert E. Niendorf

Title:	Sr. Director/Asset Management

TENANT:

SOMAXON PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Tran B. Nguyen

Name:	Tran B. Nguyen

Title:	CFO